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EXHIBIT 5.2


                                                                LESCO, INC.
                                                          STATEMENTS OF OPERATION
                                                                (UNAUDITED)

                                                                                               1999
                                                          -------------------------------------------------------------------------

      (In thousands, except per share data)               1st Quarter     2nd Quarter     Six Months       3rd Quarter   Nine Months
                                                          -----------     --------------------------      --------------------------


Net sales                                                 $  83,054       $ 150,716       $ 233,769       $ 130,938       $ 364,707

Cost of sales                                                54,378          99,524         153,903          86,563         240,464
                                                          ---------       -------------------------       -------------------------

      GROSS PROFIT ON SALES                                  28,676          51,192          79,866          44,375         124,243

Warehouse & delivery expense                                  7,928          11,116          19,044           9,312          28,356
Selling, general & administrative expense                    22,437          24,909          47,344          24,715          72,061
                                                          ---------       -------------------------       -------------------------
                                                             30,365          36,025          66,388          34,027         100,417
                                                          ---------       -------------------------       -------------------------

      (LOSS) INCOME FROM OPERATIONS                          (1,689)         15,167          13,478          10,348          23,826

Other deductions (income):
      Interest expense                                        1,535           1,407           2,942           1,561           4,504
      Joint venture loss                                        342              20             362             573             935
      Results of joint venture operations                      (622)           (943)         (1,565)         (1,285)         (2,850)
                                                          ---------       -------------------------       -------------------------
                                                              1,255             484           1,739             849           2,589
                                                          ---------       -------------------------       -------------------------

(Loss) Income Before Income Taxes                            (2,944)         14,683          11,739           9,499          21,237

Income tax (benefit) expense                                 (1,148)          5,726           4,578           3,702           8,280
                                                          ---------       -------------------------       -------------------------


      NET (LOSS) INCOME                                   $  (1,796)      $   8,957       $   7,161       $   5,797       $  12,957
                                                          =========       =========================       =========================



      BASIC (LOSS) EARNINGS PER SHARE                     $   (0.21)      $    1.07       $    0.85       $    0.69       $    1.54
                                                          =========       =========================       =========================

      DILUTED (LOSS) EARNINGS PER SHARE                   $   (0.21)      $    1.04       $    0.84       $    0.68       $    1.51
                                                          =========       =========================       =========================


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